Exhibit 99.1

Stratex Networks Names Thomas H. Waechter to Board of Directors

San Jose, Calif., Dec. 1, 2005 – Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, today announced the appointment of Thomas H. Waechter as a new independent member of Stratex Networks’ board of directors.

“We are pleased to have a person of Tom’s caliber join the Stratex Networks board of directors,” said Chuck Kissner, chairman and chief executive officer of Stratex Networks. “Tom’s extensive international experience and his operations background in wireless telecommunications make him an excellent addition to our board. We look forward to his contributions.”

“Stratex Networks is well known for its innovative, customer-centric technology in wireless communications, most recently with its introduction of the Eclipse™ wireless platform,” said Mr. Waechter. “I look forward to serving on the board of Stratex as the company continues its many advances in the market and in its financial performance.”

Mr. Waechter, a technology veteran with more than 20 years experience, worked 14 years at Schlumberger Ltd, an international services company where he held a number of senior management roles. Recently, he served as president and chief executive officer of REMEC, a wireless communications manufacturer. Prior to that, Mr. Waechter was president and chief executive officer of Spectrian Corporation, which was acquired by REMEC.

Mr. Waechter currently serves on the advisory board of Paragon Communications and the Endowment Board of the College of William and Mary. He has a bachelor’s degree in business administration from the College of William and Mary in Virginia.

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless, high-capacity transmission technology. Additional information is available at www.stratexnetworks.com.

Investor Contact:

Mary McGowan

Summit IR Group Inc.

(408) 404-5401

IR@stratexnet.com